EXECUTIVE SEVERANCE/CHANGE IN CONTROL AGREEMENT

         In this Executive Severance/Change in Control Agreement dated as of August 26, 2000 (the "Agreement"), General Binding Corporation, including its subsidiaries (collectively referred to as "GBC"), and Govi C. Reddy ("Executive"), intending to be legally bound and for good and valuable consideration, agree as follows:

(1)     Severance Pay.  Should Executive's employment with GBC be involuntarily terminated for any reason other than Cause (as defined below in Section 2(b)), death, total and permanent disability, voluntary resignation, or retirement at or after age 65, and other than a Change in Control Termination (as defined below in Section 2(a)) or if Executive terminates his employment immediately after he is no longer employed by GBC as its President and CEO, GBC agrees to pay severance to Executive in the form of three (3) years of salary continuation. In addition, Executive will receive a prorated annual bonus for the year in which such termination occurs based on the degree of achievement of goals under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of termination. The degree of achievement of goals shall be determined in accordance with the bonus program, except that should any goals be of a subjective nature, the degree of achievement then shall be determined by GBC in its sole discretion. Any such bonus amount shall be paid at the same time as annual bonuses for the year are paid to GBC's officers generally. During the period of salary continuation, Executive and his family shall be entitled to continue to participate in medical and dental plans as provided by GBC to its employees generally to the same extent and on the same cost-sharing basis as if Executive's employment had continued during such period; provided, however, that in the event Executive becomes employed by another employer and is covered by such employer's health benefits plan or program, the medical and dental benefits provided by GBC hereunder shall be discontinued. GBC agrees that, for as long as it is making salary continuation payments to Executive, that it will maintain and provide for the aforesaid medical and dental plans or a comparable substitute therefor. Executive shall have the right to exercise any outstanding and fully vested stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (a) the expiration of the salary continuation period and (b) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

(2)     Change in Control.

(a)     GBC shall pay to Executive the severance described in Section 3, and Executive shall be entitled to receive Change in Control Severance Pay described in Section 3, if Executive's employment is terminated under the circumstances described below (a "Change in Control Termination"):

(i)     Executive's employment with GBC and all of its subsidiaries is terminated:

(1)     On the day of, or within twenty-four (24) months after, the occurrence of a Change in Control, as such term is defined in Appendix A; or

(2)     Prior to a Change in Control but at the request of any third party participating in or causing the Change in Control; or

(3)     Otherwise in connection with or in anticipation of a Change in Control; and

(ii)     Executive's termination of employment was not:

 (1)     On account of Executive's death or total and permanent disability;

          (2)     For Cause (as defined below); or

(3)     On account of Executive's retirement, or Executive's resignation other than for Good Reason (as defined below).

In addition, if Executive elects to terminate his employment for any reason during a thirty (30) day period beginning on the date of the six (6) month anniversary of a Change in Control, such termination shall also be deemed to be a Change in Control Termination.

(b)     For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(i)     "Cause" shall mean (1) a material breach by Executive of those duties and responsibilities that do not differ in any material respect from Executive's duties and responsibilities during the ninety (90) day period immediately prior to termination of employment, which breach is demonstrably willful and deliberate on Executive's part, is committed in bad faith or without reasonable belief that such breach is in the best interests of GBC and is not remedied in a reasonable period of time after receipt of written notice from GBC specifying such breach, (2) the commission by Executive of a felony involving moral turpitude, or (3) dishonesty or willful misconduct in connection with Executive's employment; and

(ii)     "Good Reason" shall mean a significant reduction in Executive's annual base salary or annual bonus potential from those in effect immediately prior to the Change in Control, or Executive's mandatory relocation to an office more than 50 miles from the primary location at which Executive is required to perform Executive's duties immediately prior to the Change in Control, and which reduction or relocation is not remedied in a reasonable period of time (which shall not be greater than thirty (30) days) after receipt of written notice from Executive specifying that "Good Reason" exists for purposes of this Agreement.

(3)     Change in Control Severance Pay.

(a)     In the event of a Change in Control Termination, GBC agrees to pay Executive's base salary and annual bonus target as previously established by GBC's Executive Compensation Committee, prorated through the date of the Change in Control Termination, plus severance pay equal to 3.25 multiplied by the sum of (i) Executive's annual base salary in effect at the date of the Change in Control Termination, or, if greater, immediately prior to the Change in Control, plus (ii) Executive's target bonus for the year in which the Change in Control occurs or Executive's bonus based on actual performance for the year, whichever is greater. Such amount will be paid in an undiscounted lump sum. During the three (3) year, three (3) month period following the Change in Control Termination, Executive and his family shall be entitled to continue to participate in medical and dental plans as provided by GBC to its employees generally to the same extent and on the same cost-sharing basis as if Executive's employment had continued during such period. GBC agrees that, during this period, it will maintain and provide for the aforesaid medical and dental plans or a comparable substitute therefor.

(b)     Any stock awards, stock options, stock appreciation rights or other equity-based awards that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest and become exercisable as of the date of the Change in Control Termination and Executive shall have the right to exercise any such stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (i) one (1) year from the date of the Change in Control Termination and (ii) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

(c)     In addition, upon a Change in Control Termination, Executive shall be entitled to receive an additional payment equal to the basic and supplemental retirement plan match equal to the severance multiple-period determined in accordance with Paragraph 3(a) multiplied by the prior two (2) calendar years' average corporate contribution rate and will be paid in a lump sum with the severance payment as determined in Paragraph 3(a).

(4)     Gross-Up Payment. If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by GBC or any of its subsidiaries after there has been a Change in Control) are deemed to be "excess parachute payments" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor or similar provision, subject to the following provisions of this Section (4), GBC shall pay to such Executive, in addition to all other amounts that he may be entitled to receive, an amount which, after all federal, state, and local taxes (of whatever kind) imposed on Executive with respect to such amount are subtracted therefrom, is equal to the excise taxes (which shall include any interest and penalties related thereto) imposed on such excess parachute payments pursuant to Section 4999 of the Code or any successor or similar provision. In the event the amount of excess parachute payments paid or payable to Executive do not exceed 330% of Executive's "base amount" determined pursuant to Section 280G of the Code, then the additional payment described in the preceding sentence shall not be paid and the severance pay payable to Executive hereunder shall be reduced such that no amounts paid or payable to Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code.

(5)     Protective Covenants. Executive acknowledges that the above consideration, absent this Agreement, is beyond what GBC is obligated to pay. Executive further acknowledges that this Agreement constitutes additional consideration beyond what GBC is obligated to pay. In consideration of the opportunity for severance benefits and special grant payments specified above, and other good and valuable consideration, Executive agrees to the following:

(a)     The confidential and proprietary information and trade secrets of GBC are among its most valuable assets and include non-public information relating to its business such as its customer and vendor lists, databases, computer programs, frameworks, models, marketing programs, sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how GBC creates, develops, acquires or maintains its products and its marketing plans, targets its potential customers and operates its businesses and which confers an economic advantage on GBC and is not generally known in the market place. GBC has invested, and continues to invest, considerable amounts of time and money in obtaining and developing its external relationships, its data systems and databases, and all the information described in the preceding sentence (hereinafter collectively referred to as "GBC Confidential Information"). Any misappropriation or unauthorized disclosure of GBC Confidential Information in any form would irreparably harm GBC. Executive will not, except as is necessary to carry on the business of GBC or except as GBC may otherwise consent or direct in writing, reveal, disclose, sell, use, lecture upon or publish any GBC Confidential Information. Executive's obligation under this paragraph will cease as to any information which becomes publicly known through a source other than Executive.

(b)     Executive acknowledges and agrees that because of his receipt of Confidential Information and because of his importance to GBC, GBC would likely suffer irreparable harm from Executive's competing with GBC during his employment and for some period after termination of employment. Executive also acknowledges and agrees that GBC has a protectible interest in a stable workforce. Accordingly, Executive agrees that during his employment and:

(i)     in the case of involuntary termination as set forth in Section 1 for the period during which Executive continues to receive pay (provided, however, Executive may elect to waive such pay continuation after receipt of one (1) year's pay in which event GBC shall waive the restriction set forth in subparagraph (2) below for any further period); and

(ii)     in the case of any other termination, including a Change of Control Termination, for a period of one (1) year from Executive's last day of employment, whether or not severance is payable,

Executive shall not, directly or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside of the United States in which GBC conducts its business at the time of termination of Executive's active employment with GBC:

(1)     Hiring, recruiting, or attempting to recruit for any person or business entity that is a Competitor (as defined below in paragraph (c)) of GBC, any person employed by GBC; and

(2)     Being employed by, being connected to, or consulting for any person who or business entity which is a Competitor of any GBC business at the time of the termination of Executive's active employment with GBC as identified in Appendix B.

The provisions of paragraph 5(b) will apply should Executive's employment be terminated by either party for any reason (including but not limited to resignation or retirement).

(c)     For the purposes of this Agreement, "Competitor" shall be defined as any business and any branch, office or operation thereof, which is in material competition with GBC, including without limitation, any direct marketing or electronic commerce business engaged in the manufacture, direct or indirect distribution, sale or service of binding equipment and supplies, laminating equipment and supplies, visual communications products, paper shredders, thermal laminating film, other products or services that GBC actively engages in the production and/or sale of, or similar office products. Executive acknowledges that GBC's business is global in nature, and, accordingly, a geographic limitation will not adequately protect GBC.

(d)     Executive agrees that the restrictions set forth above are necessary to prevent the use and disclosure of GBC Confidential Information and to otherwise protect the legitimate business interests of GBC. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e)     Irreparable harm would result from any breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of GBC is proper. Moreover, any award of injunctive relief shall not preclude GBC from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made.

(f)     Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by GBC in any instance shall not be deemed a waiver of such provision in the future.

(6)     For a period of up to two (2) years from the date of the termination of Executive's employment, GBC shall provide outplacement services to Executive up to a maximum cost to GBC of ten percent of Executive's base salary in effect at the time of employment termination.

Outplacement services shall be provided by an entity mutually agreed upon by GBC and Executive.

(7)     In the event Executive becomes eligible for severance benefits as provided under either Section (1) and Section (3) herein, then (a) at the time Executive receives his first severance payment hereunder, GBC will also deliver to Executive as additional compensation the title of the company car that Executive is using at that time, and (b) after the expiration of any active health care benefits during the applicable severance period as provided under Section (1) or (3)(a), as the case may be, Executive shall be entitled to retiree health care coverage until age 65 according to GBC's normal practice for long service employees.

(8)     In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him hereunder, and except as specifically provided in Section 1 with respect to certain medical and dental benefits, such amounts shall not be reduced whether or not Executive obtains other employment.

(9)     If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

(10)     THIS AGREEMENT WILL BE GOVERNED UNDER THE INTERNAL LAWS OF THE STATE OF ILLINOIS. EXECUTIVE AGREES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BASED ON OR ARISING OUT OF THIS AGREEMENT, AND EXECUTIVE HEREBY: (a) SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS; (b) CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AGAINST EXECUTIVE; AND (c) WAIVES ANY OTHER REQUIREMENT (WHETHER IMPOSED BY STATUTE, RULE OF COURT, OR OTHERWISE) WITH RESPECT TO PERSONAL JURISDICTION, VENUE OR SERVICE OF PROCESS.

(11)     Executive and GBC agree that, in the event a dispute arises that concerns this Agreement, the Prevailing Party shall be entitled to recover all of their reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party's favor or some other affirmative recovery.

(12)     This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive's employment with GBC is terminable at will by either party with or without cause and with or without notice.

(13)     If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other GBC document, then the provisions of this Agreement will control. This Agreement will supersede any prior agreement between Executive and GBC with respect to the subject matter contained herein and may be amended only by a writing signed by an officer of GBC and the Executive.

(14)     All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

(15)     This Agreement shall be for the benefit of and shall be binding upon GBC and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

(16)     This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and GBC, by its duly authorized representatives, have executed this Agreement effective as of the date set forth below.

GENERAL BINDING CORPORATION

[s] Govi C. Reddy	[s] James A. Miller
Govi C. Reddy	James A. Miller, Chairman
September 1, 2000	August 28, 2000
Date	Date

Appendix A

to Executive Severance/Change in Control Agreement

     "Change in Control" shall mean the first to occur of:

(a)     Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) any person who, as of June 28, 2000, was the beneficial owner of 10% or more of the combined voting power of the voting securities of General Binding Corporation (the "Company"), or (ii) the Company or any subsidiary of the Company, or (iii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of more than 50% but then promptly reduces that ownership interest below 50%; or

(b)     During any two (2) consecutive years (not including any period beginning prior to June 28, 2000), individuals who at the beginning of such two (2) year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or

(c)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of

A-1

the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(d)      Approval by the stockholders of the Company of a complete liquidation or dissolution  of the Company.

A-2